UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 260.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 23, 2012, the Company issued a press release reporting that it had consummated the sale of $26.3 million of shares of its common stock, at a price of $6.26 in cash, to Carpenter Community Bancfund L.P. and Carpenter Community Bancfund-A L.P. (the “Carpenter Funds”). A copy of that press release is attached as Exhibit 99.1 to this Report. As stated in the attached press release, a total of 4,201,278 shares of our common stock were sold to the Carpenter Funds in this transaction. As a result, the Carpenter Funds have become our largest shareholder, owning shares of preferred and common stock which represent approximately 26% of the Company’s outstanding voting securities.

The sale of these shares was consummated pursuant to an Amended & Restated Stock Purchase Agreement dated February 28, 2012 between the Company and the Carpenter Funds, the entry into which by the Company was reported in a Current Report dated February 28, 2012 filed by the Company with the SEC on March 1, 2012.

Concurrently with their purchase of the shares of common stock, the Carpenter Funds purchased warrants from the Company for a purchase price of $51,105 that, subject to certain conditions, will entitle the Carpenter Funds to purchase up to an additional 408,834 shares of the Company’s common stock at an exercise price of $6.26 per share.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and neither such information nor Exhibit 99.1 shall be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit

Exhibit 99.1	Press Release issued April 23, 2012 reporting the Company’s consummation of the sale of $26.3 million of its common stock, at a price of $6.26 per share in cash, to the Carpenter Funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: April 23, 2012	By:	/s/ NANCY A. GRAY
Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer

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INDEX TO EXHIBIT

Exhibit No.	Description of Exhibits

Exhibit 99.1	Press Release issued April 23, 2012 reporting the Company’s consummation of the sale of $26.3 million of its common stock, at a price of $6.26 per share in cash, to the Carpenter Funds.

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